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                                                                    EXHIBIT 99.1

        AT EQUITY MARKETING, INC.:     AT FRB | WEBER SHANDWICK:
        Christine Noel                 Tony Rossi             Tricia Ross
        SVP, Corporate Communications  General Information    Investor Inquiries
        (323) 932-4436                 (310) 407-6563         (310) 407-6540

                  EQUITY MARKETING ACQUIRES SCI PROMOTION GROUP

         LOS ANGELES, SEPTEMBER 4, 2003 - Equity Marketing, Inc. (Nasdaq: EMAK), a leading marketing services firm, today announced the acquisition of SCI Promotion Group, LLC, a privately held promotional marketing services company based in Ontario, California, for approximately $5.9 million in cash, plus additional consideration up to a maximum of $3.5 million based on future performance. Equity Marketing will finance the acquisition through its existing working capital and will remain debt-free after completion of the transaction. The assets involved in this transaction are currently generating $20-$25 million in annualized revenue.

         Initially founded in 1980 as Schmidt-Cannon, International, SCI has developed an attractive market position as the preferred provider of promotional marketing services to retail department stores. SCI counts nine of the top ten department stores in the United States among its clients, including May Company, Sears, Kohl's, Nordstrom's, and Macy's. Major clients also include consumer product companies such as Anheuser Busch, Scripto and VF Corporation, owner of the Lee and Wrangler jeans brands.

         SCI specializes in the development and execution of promotional campaigns that utilize purchase-with-purchase, gift-with-purchase, incentives, promotional licenses and promotional retail programs.

         "SCI's service offerings and business model are very similar to Equity Marketing's core business, and we believe this acquisition provides our company with another profitable revenue stream that has strong growth potential and relatively little integration risk," said Don Kurz, Equity Marketing's Chairman and Chief Executive Officer. "SCI's expertise and skill set are highly aligned with ours: conceiving, designing, manufacturing and delivering low cost custom promotional products that have a high perceived value for consumers. And like all of our

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Equity Marketing, Inc.
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existing businesses, SCI's ultimate goal is to drive measurable, incremental traffic and create excitement for their clients. They have developed an outstanding reputation in the retail department store industry over the past 20 years, and are the type of niche market leader that can have a positive, meaningful impact on our company. We also welcome Joe Schmidt and his outstanding leadership skills to our senior management team."

         Key benefits of the transaction include:

         - The addition of a stable, profitable revenue stream that contributes to Equity Marketing's growth and diversification efforts.

         - An immediate, strong presence in the retail department store industry, a channel that is one of the largest users of promotional marketing services.

         - With the backing of a financially strong parent company, SCI will have the resources to pursue larger promotional programs and initiate more aggressive new business development efforts.

         - The opportunity to leverage Equity Marketing's established infrastructure for the design and production of custom manufactured promotional products, which can further enhance the creative appeal and lower the production costs of SCI's promotional concepts.

         - SCI's well established relationships with retail department stores will provide good opportunities to introduce the strategic marketing consulting services of Equity Marketing's UPSHOT business, which include services tailored for the retail marketplace.

         - Equity Marketing has signed a multi-year employment agreement with Joseph Schmidt, SCI's President, which is expected to help ensure stability in SCI's current client relationships, as well as facilitate the overall growth of the business.

         "We believe our leading position in the retail department store industry will be a valuable addition to Equity Marketing and make a strong contribution to its future growth," said Mr. Schmidt. "We are particularly excited about leveraging Equity Marketing's strong relationships in the entertainment industry to gain greater access to popular licenses and intellectual property. We believe this will enhance our ability to develop attractive promotions for our clients and win additional business."

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Equity Marketing, Inc.
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         The acquisition is expected to be accretive to earnings per share in
2004. For the remainder of 2003, Equity Marketing expects the acquisition to result in incremental positive cash flow. However, integration charges and other non-cash amortization charges required in connection with acquired intangible assets such as client relationships and order backlog will result in approximately $0.05 of dilution on an earnings per share basis, which will be recognized ratably over the remainder of 2003.

ABOUT EQUITY MARKETING

         Equity Marketing, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, New York, London, Paris and Hong Kong. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental branding. The Company's clients include Burger King Corporation, CVS/pharmacy, Diageo, Dr Pepper/Seven Up, Kellogg's, and Procter & Gamble, among others. The Company complements its core marketing services business by developing and marketing distinctive consumer products, based on trademarks it owns or classic licensed properties, which are sold through specialty and mass-market retailers. More information about Equity Marketing is available on the Company's web site at www.equity-marketing.com.

NOTE: All trademarks and registered trademarks are property of their respective owners.

Certain expectations and projections regarding the future performance of Equity Marketing, Inc. discussed in this news release are forward-looking and are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company's operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company's actual consolidated results of operations and financial position in 2003 and thereafter to differ significantly from those expressed in forward-looking statements: the Company's dependence on a single customer; the significant quarter-to-quarter variability in the Company's revenues and net income; the Company's dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company's dependence on foreign manufacturers; the Company's need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

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